Exhibit 10.3

OPTION EXERCISE PERIOD EXTENSION AGREEMENT

This Option Exercise Period Extension Agreement (“Agreement”) is entered into by and between Sally Beauty Holdings, Inc. (“Employer”) and Gary Winterhalter (“Employee”) (collectively, the “Parties”).

WHEREAS, Employee is a participant in the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan (the “2007 Plan”) and the Sally Beauty Holdings, Inc. 2010 Omnibus Incentive Plan (the “2010 Plan”), as well as the Sally Beauty’s Founder’s Grant of December 2006, as amended as of the date of this Agreement (collectively, “Plans”), and has been awarded certain stock options under the terms of the Plans (the “Stock Options”); and,

WHEREAS, Employee is separating from Employer and wishes to agree to the terms of this Agreement in order to extend the period under which the Stock Options continue to vest (and correspondingly, the period he has to exercise the Stock Options) under the Plans; and,

WHEREAS, the sum of Employee’s age and years of service exceeds 75, and Employee has attained at least the age of 55, and thus Employee’s separation is deemed to be a “retirement” under the terms of the Plans, and Employee is otherwise eligible to enter into this Agreement;

NOW THEREFORE, the parties agree as follows:

1.             Separation Agreement Necessary.  Employee can only sign and receive the consideration/benefits provided for in this Agreement if Employee has also signed, and not revoked, the Separation Agreement provided to Employee on or after his Separation Date.  If that Separation Agreement is not effective, this Agreement is null and void.

2.             Extension Of Exercise Period.  In return for executing and thereafter abiding by the terms of this Agreement, including specifically the covenants in Sections 2 and 3 hereof, as well as the terms of the relevant stock option agreements and the Plans, Employee is eligible for the option exercise period extension benefits as set forth in Paragraph 5.3(b)(ii) of the 2007 Plan and Paragraph 10.2(a)(i) of the 2010 Plan.  The Plans and the relevant stock option agreements are incorporated herein by reference.  Specifically, and without limiting the terms of the Plans or such agreements, during the three-year period following Employee’s retirement, all of his unvested Stock Options shall continue to become exercisable in accordance with their respective terms during such three-year period as if Employee’s employment had not terminated, and all of Employee’s exercisable Stock Options (including those that become exercisable pursuant to the immediately preceding clause) may be exercised by Employee (or his beneficiary or legal representative) until the earlier of (A) (i) the third anniversary of Employee’s retirement or (ii) if Employee dies prior to such third anniversary of his retirement, the twelve-month anniversary of his death, or (B) the expiration of the term of such Stock Options. Upon the expiration of such period, all Stock Options not previously exercised by Employee shall be forfeited and canceled.

Initial:	Employee	/s/ GW

3.             Employer Confidential Information.

i.              Employee agrees that Employee received and had access to materials and information regarding Employer’s technologies, know-how, products, services and sales that are proprietary and confidential to Employer, and that would give Employee an unfair competitive advantage in competing with Employer if Employee’s activities are not restricted as provided for in this Agreement.  Employee recognizes that these materials and information are an important and valuable asset to Employer and that Employer has a legitimate interest in protecting the confidential and proprietary nature of these materials and information.

ii.             Employee agrees that the information, observations and data obtained by Employee during the course of Employee’s employment with Employer and relevant Employer Affiliate(1) are the sole property of the Employer.  Employee agrees that from the date of this Agreement and thereafter, without the express written consent of the Employer’s President, Employee will not disclose to any person or entity (collectively, “Entity”) or use for Employee’s own account or for the benefit of any third party any Confidential Information(2), unless and only to the extent that such Confidential Information becomes generally known to and available for use by the public or in the trade other than as a result of the Employee’s acts or inaction or the wrongful act of any third party.  The parties agree that Confidential Information and all elements of it are important, material, confidential and gravely affect the successful conduct of the Employer and any relevant Employer Affiliate.

iii.            Employee states that, except as expressly permitted by Employer in writing to retain such items, Employee has delivered to Employer all memoranda, notes, plans, records, reports, computer disks and memory, and other documentation and copies thereof (however stored or recorded) relating to the business of Employer and any relevant Employer Affiliate, and/or which contain Confidential Information, which Employee possesses or has custody or control of.  Employee has not retained copies.  Employee has also returned all of Employer’s and any relevant Employer Affiliates’ property within Employee’s custody or control.  Employee and Employer acknowledge that Employee may continue to have access to Confidential Information pursuant to the separate Consulting Agreement between the Parties.

(1)   “Employer Affiliate” for purposes of this agreement shall mean any division, affiliate, subsidiary or other entity which has Sally Beauty Holdings, Inc. (or its predecessor or successor) as the ultimate parent company.  The list of Employer Affiliates currently includes, but is not limited to:  Sally Beauty Supply LLC, Beauty Systems Group LLC and Armstrong-McCall L.P.

(2)    “Confidential Information” for purposes of this Agreement shall mean information (whether gained before or after his separation from Employer) relating to the Employer or any Employer Affiliate that is generally not disclosed outside of the company, and shall include but not be limited to:  Employer’s or any Employer Affiliate’s business plans and future product or market developments, all financial information, information regarding suppliers and costs of products and other supplies, financing programs, and any other information regarding personnel, operations,  overhead, distribution; present or future plans related to real estate and leaseholds (including site selection); and information regarding computer and communication systems, software operating systems, source codes, lawsuits, legal documents, legal strategies and the like.

Initial:	Employee	/s/ GW

4.             Unfair Competition.

i.              Beginning on the day after Employee’s final date of employment with Employer and any relevant Employer Affiliate if earlier (the “Separation Date”), and ending on the day one (1) year thereafter, Employee agrees he shall remain loyal to Employer and shall not, directly or indirectly, engage in “Unfair Competition”.  Employee agrees that it shall be considered “Unfair Competition” for him to:

a.             be employed in, participate in, provide, supervise, or manage (as an employee, consultant, contractor, officer, owner, director, or otherwise) any activities or services for an entity that competes with Employer or any Employer affiliate in any geographic area where Employer does business (the “Territory”) where the position or activity would (a) involve services that are the same as or similar in function or purpose to those Employee performed, supervised, or managed for Employer or any Employer affiliate in the two (2) year period preceding Employee’s separation from Employer or (b) would be likely to involve the use Confidential Information.

b.             either directly or indirectly, solicit for employment or otherwise interfere with the relationship of Employer or any Employer Affiliate with any natural person who is then-currently employed by or otherwise engaged to perform services for Employer or any Employer Affiliate within the Territory; or,

c.             interfere with the business relationship between any Employer Affiliate and one of its customers, suppliers or vendors operating within the Territory by soliciting, inducing, or otherwise encouraging a customer, supplier or vendor to reduce or stop doing business with any Employer Affiliate, or engaging any such Employer Affiliate customer or supplier to do business with or on Employee’s (or Employee’s employer’s) behalf for the purpose of selling to such customer beauty supply business products or services; or,

d.             disparage the business or interests of Employer or any Employer Affiliate (provided however, it shall not be deemed “disparagement” for Employee to comply with his obligations in any written agreement with Employer or any Employer Affiliate); or,

e.             supervise of any of the foregoing activities.

ii.             Employee will give Employer written notice of any offer that he receives from a competing business before accepting it. Employee will also provide Employer at least thirty (30) days’ notice before performing any personal services for a competing business (such as a retail, professional or online seller or distributor of beauty products) doing business within the Territory and meet with an Employer representative to discuss the nature of his new position if Employer requests such a meeting to help avoid unnecessary disputes.  Employee understands that Employer is not required to request such a meeting and that a failure to resolve disputes through such a meeting will not be considered a waiver of any rights by either Party.

iii.            Employer may notify any future or prospective employer or third party of the existence of this Agreement.  Employee stipulates that the harm caused by a violation of this Agreement by him would be irreparable, cannot be readily and fully remedied through monetary

Initial:	Employee	/s/ GW

damages, and shall warrant injunctive relief in addition to, and not in place of, any other legal remedies available for any breach, including reasonable attorney’s fees and costs.  Employee acknowledges and agrees that his violation of any of the restrictive covenants in Section 2 or 3 above would constitute a failure of consideration, as those covenants are consideration for Employer’s agreements herein, including, without limitation, the extension of the Stock Option Exercise Period set forth in Section 1 above.  Employee agrees that, in addition to all other remedies or rights, in the event Employee violates any of the restrictive covenants in Section 2 or 3, as determined by Employer in its sole discretion, then (i) all Stock Options granted to Employee, whether or not then exercisable, shall be immediately forfeited and canceled as of the date of such violation, and (ii) Employee shall, within 30 days after such determination of a violation, pay an amount to Employer equal to the sum of any gain received by Employee that is attributable to the exercise after the date of his retirement of Stock Options the terms of which have been extended pursuant to this Agreement.  Employee understands and agrees that if he is found to have violated one of the time-limited, post-employment-termination restrictions on his conduct created by this Agreement, the time period for that restriction will be extended by one day for each day that he is found to have been in violation of the restriction up to a maximum period of nine (9) months.  If there is a dispute over this Agreement, Employee agrees that if Employer prevails, Employer shall be entitled to recover from Employee all reasonable costs and expenses including reasonable attorneys’ fees and costs; provided, however, that Employer need not get all relief that it requests in order to be considered a prevailing party.

5.             Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without reference to principles of conflict of laws which would require application of the law of another jurisdiction, except to the extent that the corporate law of the State of Delaware specifically and mandatorily applies.

6.             Notice.  Any notice to be given to Employer hereunder will be deemed sufficient if addressed to Employer in writing and hand-delivered or mailed by certified mail to General Counsel, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210.  Any notice to be given to Employee hereunder will be deemed sufficient if addressed to Employee in writing and hand-delivered or mailed by certified mail to Employee at Employee’s last known address as shown on Employer’s records.  Either party may designate a different address or addresses by giving notice according to this Section.

7.             Severability; Reformation; Right To Revoke/Terminate.  In the event that any one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.  If, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to delete, reform or modify such provision or provisions of these covenants as to the court shall appear not reasonable and enforce these covenants as so amended.  Any Employer remedies set forth in this Agreement are in addition to the rights as set forth in the Plans, such as for revocation, termination, forfeiture and/or cancellation.  Provided however, that: (i) as a result of the  provisions of this Agreement being declared illegal or unenforceable or their being substantially modified; or, (ii) if Employee claims, through a lawsuit or otherwise that provisions of this Agreement are illegal, unenforceable or subject to substantial modification; and as a result

Initial:	Employee	/s/ GW

of such declaration, or if in the event of such claim of Employee being enforced, Employer loses the benefit of its bargain (such as, without limitation, a compromise of Employer’s rights of confidentiality or protection against Employee engaging in Unfair Competition), Employer shall have no further obligation under this Agreement and the Agreement shall at the option of Employer be declared void, whereupon (i) all Stock Options granted to Employee, whether or not then exercisable, shall be immediately forfeited and canceled, and (ii) Employee shall pay an amount to Employer equal to the sum of any gain received by Employee that is attributable to the exercise after the date of his retirement of Stock Options the terms of which have been extended pursuant to this Agreement.

8.             Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

9.             Entire Agreement.  This Agreement contains all the terms and conditions agreed upon by the parties with respect to the subject matter hereof and no provision expressed in this Agreement may be altered, modified and/or cancelled except upon the express written consent of the parties.  The terms and conditions contained in this Agreement supersede any previous agreement or arrangement between the parties other than sections of any agreement addressing Unfair Competition or Employee’s use/treatment of Confidential Information, which are supplemented by this Agreement.  This Agreement and all rights and benefits are personal to Employee, and neither this Agreement, nor any Employee right or interest arising in this Agreement, shall be voluntarily sold, transferred or assigned by Employee, except as expressly set forth in the Plans and any related documents.

The parties have signed this Agreement on the dates written by the signatures below, to be effective on the day Employee signs the Agreement.  Notwithstanding any other provision in this Agreement, if Employee does not sign and deliver this Agreement to Employer at the address shown in the subsection under “Miscellaneous” entitled “Notice” on or before 45 days following Employee’s receipt of this Agreement from Employer, then this Agreement will be null and void and Employee will not be entitled to the consideration described above.

WHEREFORE, the parties have agreed as hereinbefore set forth.

EMPLOYER:		EMPLOYEE:

SALLY BEAUTY HOLDINGS, INC.

By:	/s/ Matthew Haltom	/s/ Gary Winterhalter
Gary Winterhalter
Title:	SVP, General Counsel & Sec.

Date:	Feb. 18, 2016	Date:	2-18-16

Initial:	Employee	/s/ GW